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                                                                    EXHIBIT 11.1

                   Lamar Advertising Company and Subsidiaries
                   Earnings Per Share Computation Information

                     Years ended October 31, 1995 and 1996,
                     the two months ended December 31, 1996
                      and the year ended December 31, 1997


                                         Year Ended October 31       Two Months Ended    Year Ended
                                                                       December 31      December 31,
                                         1995             1996             1996            1997
                                      -----------     -----------      ------------     -----------
Net earnings (loss) applicable
    to common stock                   $10,698,000      10,484,000       (8,115,000)       2,476,000
                                      ===========     ===========      ===========      ===========

    Weighted average common
         shares outstanding            50,658,161      41,134,476       45,520,784       47,037,497

    Shares issuable upon exercise
          of stock options                     --         114,057               --          363,483

    Weighted average common
          shares and common
                                      -----------     -----------      -----------      -----------
          equivalents outstanding      50,658,161      41,248,533       45,520,784       47,400,980
                                      ===========     ===========      ===========      ===========

Net earnings (loss) per common
    share basic and diluted           $      0.21            0.25            (0.18)            0.05
                                      ===========     ===========      ===========      ===========

The above earnings per share (EPS) calculations are submitted in accordance with Statement of Financial Accounting Standards No. 128. An EPS calculation in accordance with Regulation S-K item 601 (b) (11)) is not shown above for the two months ended December 31, 1996 because it produces an antidilutive result.
The following information is disclosed for purposes of calculating antidilutive
EPS for that period.

     Weighted average common
          shares outstanding                                            45,520,784

    Shares issuable upon exercise
         of stock options                                                  547,018
                                                                       -----------

    Weighted average common
         shares and common share
         equivalents outstanding                                        46,067,802
                                                                       ===========

    Net loss per common share                                          $     (0.18)
                                                                       ===========

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